EXHIBIT 99.1

THOR Industries Continues to Achieve Excellent Financial Results With Net Sales of $3.88 Billion, Consolidated Gross Profit Margin of 17.4%, and Earnings per Share of $4.79 for the Second Quarter of Fiscal 2022

  Net sales for the second quarter were $3.88 billion, an increase of 42.1% as compared to the second quarter of fiscal 2021.
  Consolidated gross profit margin for the second quarter was 17.4%, a 220 basis point improvement over the comparable prior-year period.
  Earnings per share for the second quarter were $4.79 per diluted share, an increase of 101.3% as compared to $2.38 per diluted share in the same period of the prior fiscal year.
  Consolidated RV backlog as of January 31, 2022 was $17.73 billion, an increase of over 60% as compared to RV backlog as of January 31, 2021.
  During the second quarter, the Company announced the authorization of a $250 million share repurchase program and repurchased approximately $58.3 million of common stock under that program.
  For our complete set of investor relations materials, please visit: http://ir.thorindustries.com

ELKHART, Ind., March 09, 2022 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced record financial results for its second fiscal quarter ended January 31, 2022.

“While we remain very focused on our performance as a business and I’m pleased to report on our results, we would be remiss if we did not state our firm support for the people of Ukraine in the defense of their country. We have sent and will continue to send our support and evaluate ways we can assist and respond to the humanitarian and refugee crisis unfolding in Europe. This includes offering our recently acquired facility in Nowa Sol, Poland as a staging operation for the Red Cross as it attempts to provide relief for the displaced Ukrainians. We are also working on procuring and donating needed staples for these displaced persons. The people of Ukraine are at the front of our minds and we are focused on finding additional ways we can continue to be an impactful global citizen,” said Bob Martin, President and CEO of THOR Industries.

“As for the second fiscal quarter results, our performance was extremely strong, despite the continuation of supply chain challenges. Our results show the strong appeal of our products, the continued strong demand in our industry and the outstanding performance by our team members. In addition to our second-quarter record top line, we reported consolidated gross profit margin of 17.4%. Our increased margins were driven by the increase in net sales, improved quality and operating efficiencies, a reduction in sales discounts compared to the prior-year period and certain selling price increases put in place since the prior-year period to offset known and anticipated material cost increases. We continue to outperform the market and continue to hold a positive outlook.

“This quarter, our consolidated RV wholesale shipments were up by 14.5% compared to wholesale shipments during the second fiscal quarter ended January 31, 2021. Our consolidated RV backlog for the second fiscal quarter of 2022 increased by more than 60% compared to RV backlog as of the second fiscal quarter ended January 31, 2021. At the same time, our order backlog declined sequentially from our fiscal first quarter ended October 31, 2021 and dealer inventory levels are improving. We are working hard to deliver enough units to continue to reduce our order backlog and we are making progress. Our backlog at the end of our second fiscal quarter of 2022 decreased by approximately $344 million to $17.73 billion from $18.07 billion at the end of our first fiscal quarter on October 31, 2021.

“Currently, independent dealer inventories remain below the levels we achieved prior to the pandemic, particularly for North American Motorized units. For towables, dealer inventories have grown closer to optimal levels as we head into prime retail season. Going forward, we will monitor retail pull-through and adjust our production accordingly, carefully managing our production schedules to meet independent demand without overproducing. We learned from the industry-wide overproduction in 2018 and have established a system of dynamic checks to closely monitor dealer inventories. During the second fiscal quarter, we worked closely with our dealers to reconfirm the backlog, so we remain confident in the alignment among our current production rates, wholesale demand and retail demand. We will continue to work closely with our independent dealers and rely upon a number of other initiatives to ensure that our independent dealer inventories are adequately but not over supplied. We expect dealer towable inventories to normalize more quickly than motorized inventories due to ongoing chassis supply constraints that continue to affect motorized motorhome production levels,” said Martin.

Second-Quarter Financial Results

Consolidated net sales were $3.88 billion in the second quarter of fiscal 2022, compared to $2.73 billion in the second quarter of fiscal 2021. The increase in consolidated net sales is primarily due to the continuing demand for RVs, as well as the contribution of our recent acquisitions. The addition of the Tiffin Group, acquired in December 2020, accounted for $132.3 million of the increase in net sales for the second quarter of fiscal 2022, while the addition of Airxcel, acquired in September 2021, accounted for $128.8 million of the increase in net sales for the second quarter of fiscal 2022, net of intercompany sales.

Consolidated gross profit margin increased 220 basis points to 17.4% for the second quarter of fiscal 2022, from 15.2% in the corresponding period a year ago.

Net income attributable to THOR Industries and diluted earnings per share for the second quarter of fiscal 2022 were $266.6 million and $4.79, respectively, compared to $132.5 million and $2.38, respectively, in the prior-year period.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended January 31,		% Change	Six Months Ended January 31,		% Change
	2022	2021		2022	2021
Net Sales	$1,985,088	$1,373,181	44.6	$4,225,922	$2,765,225	52.8
Gross Profit	$376,716	$227,656	65.5	$785,255	$447,504	75.5
Gross Profit Margin %	19.0	16.6		18.6	16.2
Income Before Income Taxes	$275,895	$147,880	86.6	$542,177	$289,059	87.6

	As of January 31,		% Change
($ in thousands)	2022	2021
Order Backlog	$10,442,906	$5,253,564	98.8

North American Motorized RVs

($ in thousands)	Three Months Ended January 31,		% Change	Six Months Ended January 31,		% Change
	2022	2021		2021	2020
Net Sales	$976,806	$576,995	69.3	$1,901,834	$1,070,850	77.6
Gross Profit	$156,281	$75,118	108.0	$296,002	$143,220	106.7
Gross Profit Margin %	16.0	13.0		15.6	13.4
Income Before Income Taxes	$104,037	$43,421	139.6	$192,935	$84,988	127.0

	As of January 31,		% Change
($ in thousands)	2022	2021
Order Backlog	$4,232,479	$2,916,433	45.1

The addition of the Tiffin Group, acquired on December 18, 2020, accounted for $117.4 million of the $399.8 million increase in North American Motorized RV net sales in the second fiscal second quarter, as the current quarter includes three months of Tiffin Group results as compared with six weeks in the prior-year period.

European RVs

($ in thousands)	Three Months Ended January 31,		% Change	Six Months Ended January 31,		% Change
	2022	2021		2022	2021
Net Sales	$723,730	$733,463	(1.3)	$1,356,727	$1,335,951	1.6
Gross Profit	$90,129	$94,637	(4.8)	$157,573	$167,018	(5.7)
Gross Profit Margin %	12.5	12.9		11.6	12.5
(Loss) Before Income Taxes	$9,665	$10,216	(5.4)	$(8,311)	$4,710	(276.5)

	As of January 31,		% Change
($ in thousands)	2022	2021
Order Backlog	$3,051,485	$2,644,181	15.4

Management Commentary

“In the second quarter, we generated strong net cash from operations, and we remained disciplined and balanced in our deployment of capital,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

“We are pleased to report that the integration of Airxcel has gone exceedingly well, which is a testament to our integration planning and the strong team at Airxcel. Demand for their products remains very robust, and we are making investments in capacity to grow Airxcel’s presence both within THOR and across the entire industry. Our decentralized business model enables our supply companies to work with all RV OEMs on equal footing. As we grow the supply chain side of our business, we expect it to enhance our margins further.

“In Europe, we have a strong order book, however, given the heavier concentration of motorhomes to our business in Europe as compared to our North America operations, chassis shortages had a more significant impact on our European production and shipment volumes. We currently expect to see the global chassis issues begin to resolve by the end of the 2022 calendar year. Demand for our European products remains very strong and our European operations are well positioned to perform strongly once our chassis suppliers are able to meet this demand,” added Zuhl.

Senior Vice President and Chief Operating Officer, Todd Woelfer said, “Our capital allocation strategy remains consistent and our capital expenditures for the remainder of this fiscal year will address the needs of our recent acquisitions and certain COVID-delayed maintenance projects, continue our focus on electrification and other projects directly related to enhancing the quality of our products and include various strategic capacity enhancement initiatives including building a new production facility in Sturgis, Michigan. During the fiscal second quarter, we increased our dividend, repaid approximately $35 million of borrowings on our asset-based credit facility (“ABL”) and completed the tuck-in acquisition of Elkhart Composites into our Airxcel operations. We also remain very focused on reducing our acquisition-related debt and subsequent to the end of our fiscal second quarter we made a principal payment of $40 million on our U.S. term loan and repaid an additional $25 million of borrowings on our ABL. In addition, during the quarter, we also announced the authorization of a $250 million share repurchase program. After the announcement, we repurchased 590,961 shares of common stock for $58.3 million. We believe that the buybacks present an excellent investment opportunity to create value for our shareholders, making the repurchase program a compelling use of capital in the second quarter. Moving forward, we will continue to be disciplined, flexible and balanced in how we deploy capital to generate the greatest return for our shareholders.

Outlook

“We remain very optimistic about the growth of the RV industry for 2022 and in the long term,” Woelfer continued. “We continue to agree with the RV Industry Association forecast which projects total North American wholesale RV shipments ranging between 578,800 and 603,300 units with a most likely total of 591,100 units. This forecast represents the second best year on record for wholesale shipments and is in line with our continued bullish view of what lies ahead over the remainder of fiscal year 2022 and into fiscal year 2023. We are obviously aware of the current macro-economic and geopolitical events, including Russia’s invasion of Ukraine, that combine to create a litany of challenges that could affect the performance of virtually every company in the short term, however, our long-term outlook remains very bullish. THOR has consistently proven that the greatest strength of our business model is that it empowers us to remain nimble despite our size. In the event that the macro pressures eventually create a downturn, we expect THOR to outperform the market as it has in every downturn since its inception in 1980. Our model has enabled us to generate a profit in every year of our 41-year existence, even during the most difficult years for our industry and the economy more broadly. In fact, each time our industry has experienced such a downturn, THOR has come out stronger than it was before.

“THOR has delivered outstanding financial performance over the last six quarters, and at the same time has experienced some shift of market share. Our focus has been and will remain on creating sustainable margin improvements and volume improvements to drive continued growth and increased profitability. We have elected to not chase share at the risk of slippage in either quality or margins. We are in a market wherein most every RV produced by THOR and its competitors sells quickly. In this situation it is easy to fall into the trap of overproducing, but we chose to produce at a prudent rate to ensure profitable growth and greater quality during this period of very strong retail demand. The success of this approach is evident in our improving financial results. While we are aware of the bear case against THOR’s historical market share position, we believe that case is off the mark today. In the most recent calendar year-ended December 31, 2021, our total towable share did decline, but only by 0.4%, while both our margins and our volume of unit sales increased. Our choice to produce at a prudent rate to ensure greater quality drove better bottom line results. In North American motorized, we gained 3.3% of organic market share in calendar year 2021. In the hottest segment in the industry, Class B motorhomes, our organic growth was over four times that of our nearest competitor in calendar 2021 and we grew our unit sales by approximately 200%.

“Calendar year 2022 started strong for THOR as we grew our market share position in every category in which we participate. Our products have and will continue to perform well at the retail level. While we will continue to seek to regain share, we will first remain focused on prudently producing high-quality product to meet demand and reduce our backlog without overproducing and overloading our independent dealer channel. As I noted, we are focused on achieving continued growth and increased profitability. We believe this is the best strategy and expect this effort to deliver strong shareholder returns in Fiscal 2022 and 2023,” added Woelfer.

“Looking to the future, we are working on many strategic initiatives to drive increased shareholder value. An example of these initiatives is our eMobility strategy that we initiated several years ago. This strategy is an exciting plan to move THOR and the RV industry into the electric future. Our first step was the recent introduction of two new electric RVs, one towable and one motorized. Our motorized model, the THOR Vision Vehicle, is designed to deliver an industry-leading 300 mile range. The towable model, the eStream by Airstream, creates a whole new segment for the RV industry. The eStream creates the opportunity to maintain most of the towable range and gas mileage of the tow vehicle as it dramatically reduces the drag typically created when towing an RV. The eStream also offers a number of other compelling features, including the ability to park your RV using an app on your phone or tablet. We showcased these two new electric RVs at the 2022 Florida RV SuperShow, and the resulting feedback and media coverage has been phenomenal. THOR is focused on being the leader of the next generation of RVs as we drive to produce more sustainable solutions that maximize the RV user experience,” concluded Woelfer.

“The outlook for THOR and the RV industry continues to be very positive, and we believe our outstanding performance will continue for the balance of our fiscal year,” added Martin. “Consumer interest is at an all-time high as evidenced by record attendance and sales at the recent Florida RV SuperShow in Tampa, the largest RV show in the United States, and we see continued strong demand as we enter our peak selling season. This is an exciting time to be the world’s leading RV manufacturer, and we look forward to leveraging our position to grow our Company and advance the RV industry for many years to come.”

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored attacks; the impact of sudden or significant energy or fuel cost increases, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the impact of sudden or significant energy or fuel cost increases, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2022 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2022 AND 2021
($000’s except share and per share data) (Unaudited)

	Three Months Ended January 31,				Six Months Ended January 31,
	2022	% Net Sales (1)	2021	% Net Sales (1)	2022	% Net Sales (1)	2021	% Net Sales (1)

Net sales	$3,875,018		$2,727,788		$7,833,242		$5,265,148

Gross profit	$675,274	17.4%	$414,877	15.2%	$1,330,698	17.0%	$793,729	15.1%

Selling, general and administrative expenses	267,450	6.9%	206,189	7.6%	563,333	7.2%	387,952	7.4%

Amortization of intangible assets	43,349	1.1%	29,203	1.1%	76,563	1.0%	56,630	1.1%

Interest expense, net	24,507	0.6%	23,962	0.9%	45,227	0.6%	47,920	0.9%

Other income, net	6,285	0.2%	8,436	0.3%	13,520	0.2%	9,051	0.2%

Income before income taxes	346,253	8.9%	163,959	6.0%	659,095	8.4%	310,278	5.9%

Income taxes	80,618	2.1%	32,769	1.2%	148,657	1.9%	63,449	1.2%

Net income	265,635	6.9%	131,190	4.8%	510,438	6.5%	246,829	4.7%

Less: net income (loss) attributable to non-controlling interests	(933)	—%	(1,334)	—%	1,628	—%	548	—%

Net income attributable to THOR Industries, Inc.	$266,568	6.9%	$132,524	4.9%	$508,810	6.5%	$246,281	4.7%

Earnings per common share
Basic	$4.80		$2.39		$9.17		$4.45
Diluted	$4.79		$2.38		$9.13		$4.43

Weighted-avg. common shares outstanding – basic	55,493,622		55,366,241		55,458,238		55,302,203
Weighted-avg. common shares outstanding – diluted	55,649,445		55,568,667		55,720,079		55,561,675

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	January 31, 2022	July 31, 2021		January 31, 2022	July 31, 2021
Cash and equivalents	$330,323	$448,706	Current liabilities	$1,904,414	$1,794,785
Accounts receivable, net	1,162,290	949,932	Long-term debt	2,167,734	1,594,821
Inventories, net	1,679,079	1,369,384	Other long-term liabilities	339,413	316,376
Prepaid income taxes, expenses and other	29,004	35,501	Stockholders’ equity	3,253,584	2,948,106
Total current assets	3,200,696	2,803,523
Property, plant & equipment, net	1,216,323	1,185,131
Goodwill	1,888,752	1,563,255
Amortizable intangible assets, net	1,237,947	937,171
Deferred income taxes and other, net	121,427	165,008
Total	$7,665,145	$6,654,088		$7,665,145	$6,654,088

Contacts:

Mark Trinske
Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912

Michael Cieslak, CFA
Investor Relations Manager
mcieslak@thorindustries.com
(574) 294-7724